UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012

DIRECT INSITE CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20660	11-2895590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13450 West Sunrise Boulevard, Suite
510, Sunrise, Florida	33323
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (631) 873-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2012, Direct Insite Corp. (the “Company”) appointed Jeffrey Yesner, 42, as its Chief Financial Officer, Secretary and Treasurer.  Mr. Yesner replaces Sandra Wallace, who resigned as Vice President Finance, Acting Chief Financial Officer, Secretary and Treasurer effective as of December 17, 2012.

Prior to joining the Company, since July 2012, Mr. Yesner was a consultant with Steven Douglas Associates, working as an interim chief financial officer for a consumer products manufacturer and distributor.  From September 2011 through July 2012, Mr. Yesner was Chief Financial Officer of Options Media Group Holdings, Inc. (OTCBB: OPMG), a leading provider of mobile applications software.  Before that, from July 2006 through August 2011, he was first the Vice President of Finance and then Chief Accounting Officer of Medical Staffing Network Holdings, Inc., one of the largest diversified healthcare staffing companies in the United States.  Mr. Yesner is a Certified Public Accountant.

Pursuant to his employment arrangement, the Company will pay Mr. Yesner an annual base salary of $185,000.   Mr. Yesner will also be eligible for a discretionary bonus based on the achievement of specified performance goals.  Mr. Yesner has been granted 40,000 five-year stock options having an exercise price of $1.15  The options vest over a four year period with 25% vesting on the first anniversary and the remaining 75% vesting in equal increments over the next thirty-six (36) months.

There are no arrangements or understandings between Mr. Yesner and any other person pursuant to which he was selected as Chief Financial Officer, Secretary and Treasurer. Mr. Yesner does not have any family relationship with any director or other executive officer of the Company.

Ms. Wallace will continue to be employed by the Company through December 31, 2012.  She has agreed to consult with the Company during a transition period following termination of her employment, on an as-needed basis subject to a minimum number of hours, and will be compensated on an hourly basis.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 20, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Direct Insite Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECT INSITE CORP.

/s/ Matthew E. Oakes
Matthew E. Oakes
Chief Executive Officer

Dated: December 20, 2012

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated December 20, 2012.